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                     May 31, 2022

       Maree Robertson
       Senior Vice President - Chief Financial Officer
       FREEPORT-MCMORAN INC.
       333 N. Central Ave.
       Phoenix, AZ 85004

                                                        Re: FREEPORT-MCMORAN
INC
                                                            Form 10-K for
Fiscal Year Ended December 31, 2021
                                                            Filed February 15,
2022
                                                            File No.
001-11307-01

       Dear Ms. Robertson:

              We have completed our review of your filing. We remind you that the company and its management are responsible for the accuracy and adequacy of their disclosures, notwithstanding any review, comments, action or absence of action by the staff.




                     Sincerely,


                     Division of Corporation Finance

                     Office of Energy & Transportation